NeuroMetrix Reports Q4 and Full Year 2022 Financial Results

WOBURN, Mass., February 23, 2023 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter and full year ended December 31, 2022. The Company's mission is to reduce the impact of neurological disorders and pain syndromes on individuals and on population health through innovative non-invasive medical devices.

Q4 Highlights:

•Q4 2022 revenue was $1.8 million, an increase of 1.5% from the fourth quarter of 2021. DPNCheck® sales, the Company’s largest revenue contributor, increased by 18.1%. This included growth of 20.6% in the domestic Medicare Advantage market and 8.6% in international sales. Medicare Advantage growth was primarily organic and attributable to established accounts of the Company. Over-the-counter sales of Quell® decreased consistent with the Company's shift to a prescription therapeutics business. The ADVANCE® business also decreased as it is only managed for cash flow.

•Gross profit in Q4 2022 was $1.2 million, a decrease of 1.0% from the fourth quarter of 2021. The Q4 gross margin rate was 66.6% in comparison with 68.3% in the prior year. Higher raw material costs, particularly electronic components, adversely affected the gross margin rate.

•Operating expenses of $2.1 million decreased from $2.2 million in Q4 2021. Reduced research and development costs were offset by higher personnel spending in both sales and marketing and in general and administrative.

•Net loss for the quarter improved to $0.7 million or ($0.09) per share in comparison with a net loss of $1.0 million or ($0.15) per share in the prior year. The Company ended the quarter with cash and securities of $21.2 million.

•The Company introduced Quell Fibromyalgia at the American College of Rheumatology Annual Meeting in November 2022. This is the first and only medical device authorized by the FDA to help reduce the symptoms of fibromyalgia, a condition affecting about 10 million people in the U.S. A strategic launch was initiated in Q4 2022 with the first prescriptions filled in December.

•The Company initiated a full market launch of DPNCheck 2.0, its next generation point-of-care peripheral neuropathy test. This new device improves usability thereby facilitating broad market adoption.

"We accomplished two of our key 2022 goals with the fourth quarter launches of Quell Fibromyalgia and DPNCheck 2.0," said Shai N. Gozani, M.D., Ph.D., Chief Executive Officer of NeuroMetrix. "These products address important unmet clinical medical needs. Our focus will now shift to successful commercialization of both products, which we believe will drive the Company's long-term growth. At the same time, we will continue to invest in further technology advances consistent with our position as a leading innovator in the neurology and chronic pain sector."

Financials:

Q4 2022 revenue of $1.8 million exceeded Q4 2021 by $27 thousand. The gross margin rate of 66.6% in Q4 2022 declined from 68.3% in Q4 2021. Operating expenses of $2.1 million decreased from $2.2 million in Q4 2021 due to lower R&D costs partially offset by increased personnel spending. The Q4 2022 net loss was $0.7 million ($0.09 per share) versus a net loss of $1.0 million ($0.15 per share) in Q4 2021.

For the full year ended December 31, 2022, total revenues of $8.3 million increased by $3 thousand from 2021. Gross margin of $5.8 million or 69.6% compared with $5.9 million or 71.7% in the prior year. Operating expenses were $10.5 million in 2022 versus $8.2 million in the prior year. The increase reflected higher personnel costs, product development spending and infrastructure investment. The 2022 net loss of $4.4 million ($0.62 per share) increased by $2.2 million from the 2021 net loss of $2.3 million ($0.45 per share).
Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, February 23, 2023. Participants who wish to access the call live via telephone and be able to ask questions must register in advance here. Upon registering, a dial-in and unique PIN will be provided on screen and via email to join the call. An audio-only webcast of the call may be accessed in the “Investors Relations” section of the Company’s website at www.NeuroMetrix.com. A replay of the call will be available for one year on the Company's website under the "Investor Relations" tab.

About NeuroMetrix
NeuroMetrix is an innovation-driven company with a mission to improve individual and population health through innovative medical devices and technology solutions for neurological disorders and pain syndromes. The Company has three commercial products. DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies. Quell® Fibromyalgia is a wearable neuromodulator that is the first FDA-authorized medical device to help reduce the symptoms of fibromyalgia. For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Revenues	$1,847,378	$1,820,163	$8,256,073	$8,253,493

Cost of revenues	617,267	577,490	2,505,833	2,331,833

Gross profit	1,230,111	1,242,673	5,750,240	5,921,660

Operating expenses:
Research and development	538,395	997,057	3,239,725	2,596,415
Sales and marketing	629,969	514,163	2,865,615	1,619,711
General and administrative	918,214	735,931	4,386,666	3,990,141

Total operating expenses	2,086,578	2,247,151	10,492,006	8,206,267

Loss from operations	(856,467)	(1,004,478)	(4,741,766)	(2,284,607)

Other income	164,597	1,477	325,157	3,105

Net loss	$(691,870)	$(1,003,001)	$(4,416,609)	$(2,281,457)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	December 31, 2022	December 31, 2021

Cash, cash equivalents and securities	$21,199,727	$22,572,104
Other current assets	2,907,260	1,615,755
Noncurrent assets	562,628	700,333
Total assets	$24,669,615	$24,888,192

Current liabilities	$1,106,412	$1,365,697
Lease obligation, net of current portion	207,516	306,709
Stockholders’ equity	23,355,687	23,215,786
Total liabilities and stockholders’ equity	$24,669,615	$24,888,192

4